Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	President	Corporate Communications, Inc.
	(972) 490-9600	(615) 324-7318
ASHFORD HOSPITALITY TRUST DECLARES PREFERRED DIVIDENDS
FOR THIRD QUARTER
DALLAS — (September 15, 2009) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the third quarter ending September 30, 2009. The dividend, which equates to an annual rate of $2.1375 per share, is payable on October 15, 2009, to shareholders of record as of September 30, 2009.
The Board also has declared a quarterly cash dividend of $0.14 per diluted share for the Company’s Series B Cumulative Preferred Stock for the third quarter ending September 30, 2009. The dividend, which equates to an annual rate of $0.56 per share, is payable on October 15, 2009, to shareholders of record as of September 30, 2009.
The Board also has declared a quarterly cash dividend of $0.5281 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the third quarter ending September 30, 2009. The dividend, which equates to an annual rate of $2.1125 per share, is payable on October 15, 2009, to shareholders of record as of September 30, 2009.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, second mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600